Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-199225, 333-202532 and 333-209689 on Form S-8 of our report dated February 24, 2016, relating to the consolidated financial statements of HubSpot, Inc. and subsidiaries, appearing in this Annual Report on Form 10-K of HubSpot, Inc. for the year ended December 31, 2016.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

February 16, 2017